                                                                    Exhibit 99.2

                          AGREEMENT AND PLAN OF MERGER



                                   DATED AS OF


                                NOVEMBER 16, 2003


                                      AMONG


                                  SYLVAN INC.,


                        SNYDER ASSOCIATED COMPANIES, INC.


                                       AND


                                 SAC HOLDING CO.

                                TABLE OF CONTENTS

                               ------------------

                                                                                               PAGE
                                                                                               ----

                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Definitions......................................................................1

                                    ARTICLE 2
                                   THE MERGER

Section 2.01.  The Merger.......................................................................6
Section 2.02.  Closing; Effective Time..........................................................6
Section 2.03.  Effects of the Merger............................................................7
Section 2.04.  Conversion of Shares.............................................................7
Section 2.05.  Surrender and Payment............................................................7
Section 2.06.  Stock Options....................................................................9
Section 2.07.  Adjustments.....................................................................10
Section 2.08.  Withholding Rights..............................................................10
Section 2.09.  Lost Certificates...............................................................10

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

Section 3.01.  Articles of Incorporation.......................................................11
Section 3.02.  Bylaws..........................................................................11
Section 3.03.  Directors and Officers..........................................................11

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.  Corporate Existence and Power...................................................11
Section 4.02.  Corporate Authorization.........................................................12
Section 4.03.  Governmental Authorization......................................................12
Section 4.04.  Non-contravention...............................................................13
Section 4.05.  Capitalization..................................................................13
Section 4.06.  Subsidiaries....................................................................14
Section 4.07.  SEC Filings.....................................................................15
Section 4.08.  Financial Statements............................................................15
Section 4.09.  Disclosure Documents............................................................16
Section 4.10.  Absence of Certain Changes......................................................16
Section 4.11.  No Undisclosed Material Liabilities.............................................18
Section 4.12.  Compliance with Laws and Court Orders...........................................18
Section 4.13.  Litigation......................................................................18
Section 4.14.  Finders' Fees...................................................................19

Section 4.15.  Opinions of Financial Advisors..................................................19
Section 4.16.  Taxes...........................................................................19
Section 4.17.  Labor and Employment Matters....................................................21
Section 4.18.  Employee Benefit Plans..........................................................22
Section 4.19.  Environmental Matters...........................................................24
Section 4.20.  State Takeover Statutes; No Rights Agreement....................................25
Section 4.21.  Insurance.......................................................................25
Section 4.22.  Intellectual Property...........................................................25
Section 4.23.  Contracts and Commitments.......................................................26
Section 4.24.  Real Property...................................................................28
Section 4.25.  Minority Investments............................................................29
Section 4.26.  Disclaimer of Other Representations and Warranties..............................29

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.01.  Corporate Existence and Power...................................................29
Section 5.02.  Corporate Authorization.........................................................30
Section 5.03.  Governmental Authorization......................................................30
Section 5.04.  Non-contravention...............................................................30
Section 5.05.  Disclosure Documents............................................................31
Section 5.06.  Finders' Fees...................................................................31
Section 5.07.  Financing.......................................................................31
Section 5.08.  Agreements With Shareholders....................................................32

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

Section 6.01.  Conduct of the Company..........................................................32
Section 6.02.  Stockholder Meeting; Proxy Material.............................................35
Section 6.03.  No Solicitation; Other Offers...................................................36
Section 6.04.  Tax Matters.....................................................................38
Section 6.05.  Access to Information...........................................................38
Section 6.06.  Notices of Certain Events.......................................................39
Section 6.07.  Disclosure Schedule.............................................................39

                                    ARTICLE 7
                               COVENANTS OF PARENT

Section 7.01.  Notices of Certain Events.......................................................40
Section 7.02.  Obligations of Merger Subsidiary................................................41
Section 7.03.  Voting of Shares................................................................41
Section 7.04.  Director and Officer Liability..................................................41
Section 7.05.  Agreements With Shareholders....................................................43

                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

Section 8.01.  Reasonable Efforts..............................................................44
Section 8.02.  Certain Filings.................................................................45
Section 8.03.  Public Announcements............................................................45
Section 8.04.  Further Assurances..............................................................45
Section 8.05.  Confidentiality.................................................................45
Section 8.06.  Takeover Statute................................................................46

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

Section 9.01.  Conditions to Obligations of Each Party.........................................47
Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary...................47
Section 9.03.  Conditions to the Obligations of the Company....................................48

                                   ARTICLE 10
                                   TERMINATION

Section 10.01.  Termination....................................................................49
Section 10.02.  Effect of Termination..........................................................51

                                   ARTICLE 11
                                  MISCELLANEOUS

Section 11.01.  Notices........................................................................52
Section 11.02.  Survival of Representations and Warranties and Covenants.......................53
Section 11.03.  Amendments or Supplements and Waivers..........................................53
Section 11.04.  Expenses.......................................................................53
Section 11.05.  Binding Effect; Benefit; Assignment............................................55
Section 11.06.  Governing Law..................................................................55
Section 11.07.  Jurisdiction...................................................................55
Section 11.08.  WAIVER OF JURY TRIAL...........................................................55
Section 11.09.  Counterparts; Effectiveness....................................................56
Section 11.10.  Entire Agreement...............................................................56
Section 11.11.  Captions.......................................................................56
Section 11.12.  Severability...................................................................56
Section 11.13.  Enforcement of Agreement.......................................................56
Section 11.14.  Interpretation.................................................................57

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is dated as of November 16, 2003, among Sylvan Inc., a Nevada corporation (the "COMPANY"), Snyder Associated Companies, Inc., a Pennsylvania Corporation ("Parent"), and SAC Holding Co., a Pennsylvania corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Section 1.01 below.

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of a merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth herein; and

         WHEREAS, substantially concurrently herewith and as a condition and inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, Parent and certain stockholders of the Company have entered into the Voting Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "ACQUISITION PROPOSAL" means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or over 20% of the voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company,
(B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where "CONTROL" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

         "BALANCE SHEET" means the consolidated balance sheet of the Company and its Subsidiaries as of December 29, 2002 and the footnotes thereto set forth in the Company 10-K.

         "BALANCE SHEET DATE" means December 29, 2002.

         "BUSINESS DAY" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "CODE" means the Internal Revenue Code of 1986.

         "COMMON STOCK" means the common stock, $0.001 par value per share, of the Company.

         "COMPANY 10-K" means the Company's annual report on Form 10-K filed with the SEC for the fiscal year ended December 29, 2002, as amended.

          "CURRENT SEC DOCUMENTS" means, collectively, (i) the Company 10-K,
(ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 30, 2003 and June 30, 2003, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 29, 2002.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state, local or foreign governmental or regulatory authority, agency, body or instrumentality.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "INDEBTEDNESS" of any Person means, without duplication: (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise, and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit (other than trade payables and other current liabilities incurred in the ordinary course of business consistent with past practices); (ii) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (iii) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (iv) indebtedness due to stockholders or other holders of equity in such Person.

         "INTELLECTUAL PROPERTY" shall mean all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know how and inventions;
(vi) computer software (including but not limited to source code, executable code, data, databases and documentation); and (vi) all other intellectual property.

         "KNOWLEDGE OF THE COMPANY", "THE COMPANY'S KNOWLEDGE" or any other similar knowledge qualification in this Agreement means to the actual knowledge of the officers of the Company identified on Schedule 1.01(a).

         "LIEN" means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, encumbrance or other similar claim of any kind in respect of such property or asset.

         "MATERIAL ADVERSE EFFECT" means any change, event, occurrence, effect or fact that, individually or in the aggregate with all other changes, events, occurrences, effects and/or facts, has or is reasonably likely to have a material adverse effect on (A) the condition (financial or otherwise), business, assets, operations or results of operations of the Company and its Subsidiaries, taken as whole, except any such effect resulting from or arising in connection with (i) this Agreement or the Merger or the transactions contemplated hereby or any announcement thereof, (ii) changes or conditions affecting any industry in which the Company or its Subsidiaries operate generally which changes or conditions do not affect the Company or its Subsidiaries disproportionately relative to other entities operating in such industries, (iii) changes in economic, regulatory or political conditions generally or (iv) the announcement, commencement or continuation of any war or armed hostilities or the occurrence of any act or acts of terrorism; or (B) the Company's ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

         "NRS" means Chapters 78 and 92A of the Nevada Revised Statutes.

         "1933 ACT" means the Securities Act of 1933.

         "1934 ACT" means the Securities Exchange Act of 1934.

         "PABCL" means the Pennsylvania Business Corporation Law, 15 Pa. Cons. Stat. Section 1101 et seq.

         "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on either Parent's or Merger Subsidiary's ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "SEC" means the Securities and Exchange Commission.

         "STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement executed substantially concurrently herewith among Parent, Merger Subsidiary and Steel Partners II, L.P.

         "SUBSIDIARY" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

         "THIRD PARTY" means any Person as defined in this Agreement or in
Section 13(d) of the 1934 Act, other than Parent and its Affiliates and their respective advisors and agents (acting in such capacity).

         "VOTING AGREEMENT" means that certain Voting Agreement executed substantially concurrently herewith among Parent, Wynnefield Partners Small

Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd. and Nelson Obus.


         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

         (b) Each of the following terms is defined in the Section set forth opposite such term:


        TERM                                                                   SECTION
        --------------------------------------------------------------       ---------
        "Agreement"                                                           Preamble
        "Articles of Merger"                                                    2.02
        "Certificates"                                                          2.05
        "Closing"                                                               2.02
        "COBRA"                                                                 4.18
        "Combination Statute"                                                   4.20
        "Common Stockholder Approval"                                           6.02
        "Common Stockholder Meeting"                                            6.02
        "Company"                                                             Preamble
        "Company Disclosure Schedule"                                           6.07
        "Company Intellectual Property"                                         4.23
        "Company Policy"                                                       7.04(b)
        "Company Proxy Statement"                                               4.09
        "Company Securities"                                                    4.05
        "Company Stock Option"                                                  2.06
        "Company Subsidiary Securities"                                         4.06
        "Controlling Interest Statute"                                          4.20
        "Effective Time"                                                        2.02
        "EGTRRA"                                                                4.18
        "Employee Plans"                                                        4.18
        "End Date"                                                              10.01
        "Environmental Laws"                                                    4.19
        "Exchange Agent"                                                        2.05
        "Financial Statements"                                                  5.07
        "Foreign Plan"                                                          4.18
        "GAAP"                                                                  4.08
        "GUST"                                                                  4.18
        "Indemnified Person"                                                    7.04
        "Leased Premises"                                                       4.26
        "Merger"                                                                2.01
        "Merger Consideration"                                                  2.04
        "Merger Subsidiary"                                                   Preamble
        "Minority Investment"                                                   4.06
        "Multiemployer Plan"                                                    4.18

        TERM                                                                   SECTION
        --------------------------------------------------------------       ---------
        "Owned Real Property"                                                  4.24(d)
        "Parent"                                                              Preamble
        "Payment Event"                                                         11.04
        "Permits"                                                               4.12
        "Preferred Stock"                                                       4.05
        "Real Property Leases"                                                  4.26
        "SEC Documents"                                                         4.07
        "Special Committee"                                                     4.02
        "Superior Proposal"                                                     6.03
        "Superior Proposal Agreement"                                           10.01
        "Surviving Corporation"                                                 2.01
        "Takeover Statutes"                                                     4.20
        "Tax Asset"                                                             4.16
        "Tax Return"                                                            4.16
        "Tax"                                                                   4.16
        "Taxes"                                                                 4.16
        "Taxing Authority"                                                      4.16
        "Title IV Plan"                                                         4.18
        "United States Bank"                                                    2.05
        "WARN Act"                                                              4.17



                                   ARTICLE 2
                                   THE MERGER

         Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS and the PaBCL, at the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION"). The address of the Company is 333 Main Street, P.O. Box 249, Saxonburg, Pennsylvania 16056-0249, and its jurisdiction of incorporation is Nevada. The address of Merger Subsidiary is c/o Cohen & Grigsby, P.C., 11 Stanwix Street, 15th Floor, Pittsburgh, Pennsylvania 15222, and its jurisdiction of incorporation is Pennsylvania.

         (b) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the NRS and the PaBCL.

         Section 2.02. Closing; Effective Time. Subject to the provisions of
Article 9, the closing of the Merger (the "CLOSING") shall take place in New York at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York

10017, as soon as practicable, but in no event later than 10:00 a.m. New York City time on the second business day after the date on which each of the conditions set forth in Article 9 has been satisfied or waived by the party or parties entitled to the benefit of such conditions (other than conditions that by their terms can be satisfied only at the Closing, but subject to the satisfaction of such conditions), or at such other place, at such other time or on such other date as Merger Subsidiary and the Company may mutually agree. At the Closing, Merger Subsidiary and the Company shall cause articles of merger (the "ARTICLES OF MERGER") to be executed and filed with the Secretary of State of the State of Nevada in the form required by, and executed in accordance with, the applicable provisions of the NRS and with the Secretary of State of the Commonwealth of Pennsylvania in the form required by, and executed in accordance with, the applicable provisions of the PaBCL. The Merger shall become effective as of the date of the filing of, and at the time (if any) indicated in, the Articles of Merger or upon such other date and time as the parties shall agree should be and are specified in the Articles of Merger (the "EFFECTIVE TIME").

         Section 2.03. Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS and Section 1929 of PaBCL.

         Section 2.04. Conversion of Shares. At the Effective Time by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Merger Subsidiary:

         (a) each share of Common Stock held as treasury stock or owned by Parent or any Subsidiary of Parent, including Merger Subsidiary, immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

         (b) each share of common stock, no par value, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, no par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

         (c) each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.04(a), be converted into the right to receive in cash from Parent an amount equal to $12.25 (the "MERGER CONSIDERATION").

         Section 2.05. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing shares of Common Stock (the "CERTIFICATES") for the Merger Consideration, and Parent and Exchange Agent shall enter into an exchange agreement which shall, in form and substance, be reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in a separate fund established for the benefit of the holders of shares of Common Stock, cash sufficient to pay the aggregate Merger Consideration required to be paid for all of the Certificates at the Effective Time. Any cash deposited with the Exchange Agent shall not be used for any purpose other than as set forth in this Article 2 and shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation in: (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (B) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a "UNITED STATES BANK"), (C) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor's Corporation and P1 by Moody's Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (D) demand deposits with any United States Bank. The earnings and interest thereon shall be paid to Parent or as Parent directs. As soon as reasonably practicable (but not more than five Business Days) after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Common Stock at the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of a Certificate in exchange for payment of the applicable Merger Consideration (which shall (i) be in a form reasonably acceptable to each of Parent and the Company and (ii) specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

         (b) Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, the applicable Merger Consideration in respect of the Common Stock represented by a Certificate. Such payment of the Merger Consideration, without any interest thereon, shall be sent to such holder of shares of Common Stock promptly after receipt of such Certificate and letter of transmittal and other documents by the Exchange Agent. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

         (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

         (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by the holders of shares of Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Common Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company or the Exchange Agent shall be liable to any holder of shares of Common Stock for any Merger Consideration paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any Merger Consideration remaining unclaimed by holders of shares of Common Stock five years after the Effective Time (or such earlier date, immediately prior to such time when any Merger Consideration would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

         Section 2.06. Stock Options. (a) At or immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder of each outstanding unexpired and unexercised option to purchase shares of Common Stock (a "COMPANY STOCK OPTION"), each Company Stock Option granted under any employee stock option or compensation plan or arrangement of the Company, whether or not exercisable or vested, shall be canceled, and, in exchange for such cancelled Company Stock Option, Parent shall pay or shall cause the Surviving Corporation to pay each holder at or promptly after the Effective Time for each such option so surrendered an amount, if any, in cash determined by multiplying (i) the excess (if any) of the Merger Consideration over the applicable exercise price of such Company Stock Option by
(ii) the number of shares of Common Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time. The foregoing provisions of this Section 2.06 shall not apply to Company Stock Options held by any member of the Company's management who has agreed in writing with Parent or Merger Subsidiary not to so surrender his or her Company Stock Option for such payment.

         (b) Prior to the Effective Time, the Company shall use its reasonable efforts (without the expenditure of any material funds) to obtain any consents from holders of options to purchase shares of Common Stock granted under the Company's stock option or compensation plans or arrangements that the Company deems reasonably necessary to accomplish the transactions contemplated by
Section 2.06(a).

         Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon (including any dividend or distribution of securities convertible into Common Stock) with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. References to the Merger Consideration elsewhere in this Agreement shall be deemed to refer to the Merger Consideration as it may have been adjusted pursuant to this Section 2.07.

         Section 2.08. Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made.

         Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Common Stock represented by such Certificate, as contemplated by this Article 2.

                                   ARTICLE 3
                            THE SURVIVING CORPORATION

         Section 3.01. Articles of Incorporation. The articles of incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, as attached hereto as Exhibit B, shall be the articles of incorporation of the Surviving Corporation, with such amendments as are required to comply with the laws of the state of Nevada, until thereafter amended in accordance with its terms and applicable law, except that the name of the Surviving Corporation in such articles of incorporation shall be changed to Sylvan Inc.

         Section 3.02. Bylaws. The bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, as attached hereto as Exhibit C, shall be the bylaws of the Surviving Corporation, with such amendments as are required to comply with the laws of the state of Nevada, until thereafter amended in accordance with its terms, the articles of incorporation of the Surviving Corporation and applicable law.

         Section 3.03. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with the bylaws of the Surviving Corporation and applicable law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent that:

         Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and use its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or license necessary, except for those jurisdictions where the failure to be so qualified does not have a Material Adverse Effect. The Company has made publicly available true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect. The Company is not in violation of, or default under, any material provision of its articles of incorporation or bylaws.

         Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         (b) Prior to the execution and delivery of this Agreement, at a meeting duly called and held, the special committee of independent directors of the Board of Directors of the Company (the "SPECIAL COMMITTEE") has (i) unanimously approved and adopted the Merger and this Agreement and the transactions contemplated hereby and (ii) unanimously resolved to recommend that the full Board of Directors of the Company approve and adopt the Merger and this Agreement and the transactions contemplated hereby and recommend approval and adoption of the Merger and this Agreement and the transactions contemplated hereby by the Company's stockholders.

         (c) Prior to the execution and delivery of this Agreement, at a meeting duly called and held, the Company's Board of Directors has (i) approved and adopted the Merger and this Agreement and the transactions contemplated hereby,
(ii) resolved to recommend approval and adoption of the Merger and this Agreement by the Company's stockholders and (iii) directed that this Agreement be submitted to the Company's stockholders for their approval.

         Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, permit, authorization or action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of Articles of Merger with respect to the Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and (iv) any actions or filings the failure of which to take or make do not have a Material Adverse Effect.

         Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) result in any violation or breach of any provision of the articles of incorporation or bylaws (or equivalent governing documents) of the Company or any of its Subsidiaries,
(ii) assuming compliance with the matters referred to in Section 4.03 and the receipt of Company Stockholder Approval, result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization relating to the assets or business of the Company or its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such violations or breaches referred to in clause (ii) and for such failures to obtain any such consent, defaults, terminations, cancellations, accelerations, losses or Liens referred to in clauses (iii) and (iv) that do not have a Material Adverse Effect.

         Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"). As of October 31, 2003, (i) 5,155,131 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued or outstanding, (iii) 1,597,274 shares of Common Stock were issued and held by the Company in its treasury and (iv) 1,365,081 shares of Common Stock were subject to outstanding Company Stock Options (of which options to purchase an aggregate of 705,129 shares of Common Stock were exercisable) and (v) 134,919 additional shares of Common Stock are reserved for issuance under the Employee Plans. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company.

         (b) Except as set forth in Section 4.05(a) or in Section 4.05(b) of the Company Disclosure Schedule and for changes since October 31, 2003 resulting from the exercise of Company Stock Options outstanding on such date, there are no authorized, issued or outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or
(iii) options, warrants, calls, preemptive rights, subscriptions or other rights to acquire from the

Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. With respect to any Company Securities of the type set forth in clauses (ii) and (iii) above, Section 4.05(b) of the Company Disclosure Schedule sets forth the following information: the holder, the number of shares covered, the exercise or conversion price, any vesting restrictions (and the amount vested) and the expiration date. Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, there are no agreements with respect to the voting or transfer of capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

         Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and use its properties and assets and to carry on its business as now being conducted except, in each case, where the failure to be so incorporated, existing or in good standing does not have a Material Adverse Effect. Each such Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or license necessary, except for those jurisdictions where failure to be so qualified does not have a Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified on Section 4.06(a) of the Company Disclosure Schedule. Section 4.06(a) of the Company Disclosure Schedule also correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation, the Persons owning the outstanding capital stock of such Subsidiary and the amounts of such capital stock so owned. No Subsidiary of the Company is in violation of or default under any of the provisions of its articles of incorporation, bylaws or similar organizational documents, except for such violations or defaults as do not have a Material Adverse Effect.

         (b) Except as set forth on Section 4.06(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, are duly authorized, validly issued, fully paid and non assessable and are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other voting securities or ownership interests) other than restrictions imposed by federal and state securities laws. There are no outstanding (i) securities of the Company or any of its

Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options, warrants, calls, preemptive rights, subscriptions or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

         (c) Section 4.06(c) of the Company Disclosure Schedule sets forth the name and jurisdiction of each Person that is not a Subsidiary of the Company but in which the Company directly or indirectly holds any equity or other ownership interest in excess of fifteen percent of outstanding equity interests in such Person (each, a "MINORITY INVESTMENT"). There are no outstanding obligations of the Company or any of its Subsidiaries to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Minority Investment.

         Section 4.07. SEC Filings. (a) The Company has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2000 under the 1934 Act or the 1933 Act (the documents referred to in this Section 4.07(a), collectively, the "SEC DOCUMENTS").

         (b) As of its filing date, each SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

         (c) As of its filing date (or, if amended or superceded by a filing prior to the date of this Agreement, on the date of such filing), each SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 4.08. Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the SEC Documents (i) complied as to form, in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) fairly present, in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements).

         (b) Attached to Section 4.08(b) of the Company Disclosure Schedule are the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 28, 2003, and the related statements of income and cash flows (or the equivalent) for the nine-month period then ended. Such financial statements fairly present, in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments).

         (c) Section 4.08(c) of the Company Disclosure Schedule sets forth the principal amounts of any material Indebtedness of the Company and its Subsidiaries as of September 28, 2003.

         Section 4.09. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on approval and adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished in writing to the Company by Parent or its representatives specifically for use therein.

         Section 4.10. Absence of Certain Changes. Since the Balance Sheet Date, except as disclosed in Current SEC Documents and except as set forth in Section
4.10 of the Company Disclosure Schedule or as may be affected after the date hereof by actions permitted to be taken pursuant to Section 6.01, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and since the Balance Sheet Date, except as disclosed in Current SEC Documents or as set forth in Section 4.10 of the Company Disclosure Schedule, there has not been:

         (a) any Material Adverse Effect;

         (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

         (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

         (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any Indebtedness other than in the ordinary course of business and in amounts and on terms consistent with past practices;

         (e) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business consistent with past practices;

         (f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

         (g) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

         (h) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or key employee of the Company or any of its Subsidiaries; (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of the Company or any of its Subsidiaries; (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other material benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries; or (v) increase in compensation, bonus or other benefits payable to any director, officer or key employee of the Company or any of its Subsidiaries other than increases in the ordinary course of business consistent with past practice.

         Section 4.11. No Undisclosed Material Liabilities. Except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind, other than:

         (a) liabilities or obligations disclosed and provided for in the Balance Sheet or in the notes thereto or in the Current SEC Documents;

         (b) liabilities not required under GAAP to be shown on the Balance Sheet or in the notes thereto for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof;

         (c) liabilities or obligations under this Agreement;

         (d) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement;

         (e) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date and which do not have a Material Adverse Effect;

         (f) liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto; and

         (g) other liabilities or obligations that do not have a Material Adverse Effect.

         Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree of any Governmental Authority, except for failures to comply or violations that do not have a Material Adverse Effect. The Company and its Subsidiaries have in effect all Federal, state, local and foreign governmental approvals, authorizations, licenses, and permits, including all authorizations under Environmental Laws ("PERMITS"), necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now being conducted, and there has occurred no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation does not have a Material Adverse Effect.

         Section 4.13. Litigation. Except as disclosed in the Current SEC Documents, and for any action, suit, investigation or proceeding relating to, arising out of or resulting from the transactions contemplated by this Agreement, the announcement of this Agreement or the announcement of such transactions, (a) there is no action, suit, claim, litigation, investigation, arbitration or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company, its Subsidiaries or any of its properties, assets or businesses, or to the Knowledge of the Company, any of the Company's or any Subsidiary's current or former directors or officers or any other Person whom the Company or any Subsidiary has agreed to indemnify before any court or any arbitrator, or before or by any Governmental Authority that has a Material Adverse Effect and (b) there are no outstanding orders, judgments, injunctions, awards or decrees of, or enforceable by, any Governmental Authority against the Company, its Subsidiaries, any of its properties, assets or businesses, or to the Knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other Person whom the Company or any Subsidiary has agreed to indemnify that have a Material Adverse Effect.

         Section 4.14. Finders' Fees. Except for Lane, Berry & Co. International, LLC and Morgan Joseph & Co., Inc., a true and correct copy of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

         Section 4.15. Opinions of Financial Advisors. The Special Committee has received the opinions of Lane, Berry & Co. International, LLC and Morgan Joseph & Co., Inc., financial advisors to the Special Committee, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of the Common Stock from a financial point of view, copies of the written opinions of which will be delivered to Parent after receipt thereof by the Company.

         Section 4.16. Taxes. Except as set forth in Section 4.16 of the Company Disclosure Schedule and except for failures, violations, inaccuracies, omissions or proceedings which do not have a Material Adverse Effect:

         (a) all Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns were, at the time of filing, true and complete in all material respects;

         (b) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries;

         (c) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes shown as due and payable on its Tax Return, or, where payment is not yet due, has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

         (d) there is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company's Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax;

         (e) during the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

         (f) neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6111(d) of the Code, or participated in a "reportable transaction" as defined in Treasury Regulations
Section 1.6011-4(b), in each case after the applicable Effective Time;

         (g) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

         (h) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section
897(c)(1)(A)(ii).

         (i) Section 4.16 of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

         (j) "TAX" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in clauses (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

"TAX RETURN" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

         Section 4.17. Labor and Employment Matters. (a) Except as set forth in
Section 4.17(a) of the Company Disclosure Schedule, with respect to the Company and its Subsidiaries: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) no labor organization or group of employees has filed any representation petition or made any written demand for recognition; (iii) to the Company's Knowledge, no union organizing or decertification efforts are underway or threatened; (iv) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Company's Knowledge, threatened; (v) there is no workman's compensation liability, experience or matter that has a Material Adverse Effect;
(vi) there is no employment related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Company's Knowledge, threatened in any forum, relating to an alleged violation or breach by the Company or its Subsidiaries (or its officers or directors) of any law, regulation or contract which has a Material Adverse Effect; and (vii) to the Company's Knowledge, no employee or agent of the Company or its Subsidiaries has committed any act or omission giving rise to any liability for any violation or breach identified in subsection (vi) above which, in each case, has a Material Adverse Effect.

         (b) Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, (i) there are no employment contracts or severance agreements with any senior manager or officer of the Company or its Subsidiaries and (ii) there are no material written personnel policies, rules or procedures applicable to employees of the Company or its Subsidiaries.

         (c) With respect to the transactions contemplated hereby, any notice required under any law or collective bargaining agreement has been given, and all bargaining, obligations with any employee representative has been, or prior to the Closing will be, satisfied. Within the past three years, the Company has not implemented any plant closing or layoff of employees that creates liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the

"WARN ACT"), and no such action will be implemented without advance notification to Parent.

         Section 4.18. Employee Benefit Plans. (a) Section 4.18 of the Company Disclosure Schedule contains a list identifying each (i) "employee benefit plan," as defined in Section 3(3) of ERISA, (ii) material employment, severance or similar contract, plan, arrangement or policy, or (iii) other material plan or arrangement providing for compensation, bonuses or incentive compensation, profit sharing, stock option or stock related rights, deferred compensation, vacation benefits, insurance (including any self insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability (collectively, "EMPLOYEE PLANS").

         (b) Except as set forth on Section 4.18(b) of the Company Disclosure Schedule, as of December 31, 2002, the fair market value of the assets of each Employee Plan subject to Title IV of ERISA (other than a "MULTIEMPLOYER PLAN", as defined below) (a "TITLE IV PLAN") exceeded the present value of the pension benefit obligations accrued under such Title IV Plan calculated pursuant to FASB No. 87. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such
Section 412, whether or not waived. No "reportable event", within the meaning of
Section 4043 of ERISA, other than a reportable event that does not have a Material Adverse Effect and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Company nor any ERISA Affiliate of the Company has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or incurred, or reasonably expects to incur prior to the Closing Date, (i) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (ii) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any Subsidiary of the Company or Parent or any of its ERISA Affiliates after the Closing Date.

         (c) All contributions (including employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each Employee Plan or accrued in accordance with past practice and custom. All premiums or other payments for all periods ending on or before the Closing Date with respect to each Employee Plan have been paid or accrued in accordance with past practice and custom.

         (d) Except as set forth in Section 4.18(d) of the Company Disclosure Schedule, none of the Company, any Subsidiary or any ERISA Affiliate of the Company or any Subsidiary has ever contributed to any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"). None of the Company, any Subsidiary or any ERISA Affiliate has incurred any liability on account of a partial withdrawal or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) from any Multiemployer Plan that has a Material Adverse Effect, no such liability has been asserted, and to the Knowledge of the Company, there are no events or circumstances which could result in any such partial or complete withdrawal. None of the Company, its Subsidiaries or any ERISA Affiliate is bound by any contract or agreement or has any obligation or liability under Section 4204 of ERISA.

         (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Knowledge of the Company, there is no event or condition which would be reasonably likely to result in the revocation or non issuance of any such favorable determination letter. All such Employee Plans have been or will be timely amended for the requirements of the tax legislation commonly known as "GUST" and "EGTRRA" and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the applicable remedial amendment period. To the Knowledge of the Company, each Employee Plan that is not a Multiemployer Plan, has been funded, administered and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan and according to the terms of any applicable collective bargaining agreement.

         (f) No events have occurred with respect to any Employee Plan that could be reasonably likely to result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. No fiduciary (within the meaning of Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Plan (other than routine claims for benefits) is pending or to the Knowledge of the Company, threatened.

         (g) Except as set forth in Section 4.18(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

         (h) Except as set forth in Section 4.18(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code ("COBRA") or as may be required under other applicable law. The Company, each Subsidiary and each ERISA Affiliate has complied in all material respects with COBRA and any other similar state law.

         (i) Each employee benefit plan that is a plan maintained and administered in a jurisdiction other than the U.S. ("FOREIGN PLAN") has been maintained, funded and administered in accordance with the laws of such foreign jurisdiction. There are no material unfunded liabilities with respect to any Foreign Plan.

         Section 4.19. Environmental Matters. Except as set forth in the Current SEC Documents:

         (a) no material written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any statute, law (including common law), regulation or rule, in each case as in effect on the date hereof, that relate to pollution or the protection of the environment or to the affects of pollutants or environmental contaminants, noise, odor or radiation on human health, natural resources or the environment ("ENVIRONMENTAL LAWS"), and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company's Knowledge, threatened which allege a material violation by the Company or any of its Subsidiaries of any Environmental Laws;

         (b) the Company and each of its Subsidiaries have all Permits necessary for their operations to comply, in all material respects, with all applicable Environmental Laws and are in compliance, in all material respects, with the terms of such permits; and

         (c) the operations of the Company and each Subsidiary are in compliance, in all material respects, with the terms of applicable Environmental Laws.

         Section 4.20. State Takeover Statutes; No Rights Agreement. Article XIV of the Articles of Incorporation of the Company is effective (a) under NRS 78.434(1) to render the provisions of NRS 78.411 through 78.444, inclusive (the "COMBINATION STATUTE") inapplicable to the Merger, this Agreement, the Voting Agreement and the Stock Purchase Agreement and the transactions contemplated hereby and thereby; and (b) under NRS 78.378(1) to render the provisions of NRS
78.378 through 78.3793, inclusive (the "CONTROLLING INTEREST STATUTE") inapplicable to the Merger, this Agreement, the Voting Agreement and the Stock Purchase Agreement and the transactions contemplated hereby and thereby. To the Company's Knowledge after consultation with the Company's outside legal counsel, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Voting Agreement or the Stock Purchase Agreement or the transactions contemplated hereby or thereby (any such statute or regulation, together with the Combination Statute and the Controlling Interest Statute, collectively, "TAKEOVER STATUTES"). The Company does not have any stockholder or shareholder rights plan or agreement or any similar type of anti-takeover agreement.

         Section 4.21. Insurance. Section 4.21 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies in effect as of the date hereof providing coverage in favor of the Company or its Subsidiaries or any of their respective properties. Each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, to the Knowledge of the Company there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which do not have a Material Adverse Effect.

         Section 4.22. Intellectual Property. (a) Section 4.22(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Intellectual Property owned or licensed by the Company and used by the Company or any of its Subsidiaries in the conduct of their respective businesses (the "COMPANY INTELLECTUAL PROPERTY").

         (b) The Company or one of its Subsidiaries owns and possesses all, right, title and interest in and to, or has a valid and enforceable license to use pursuant to a written license agreement, (i) all Company Intellectual Property and (ii) all Intellectual Property necessary for the operation of the Company's and its Subsidiaries' businesses as presently conducted except, in each case, where the failure to own or possess such license or rights does not have a Material Adverse Effect.

         (c) The Company Intellectual Property is not subject to any Liens, and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to a written license agreement set forth on Section 4.22(a) of the Company Disclosure Schedule.

         (d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with any Intellectual Property of any Third Party except for such infringements, misappropriations or conflicts that do not have a Material Adverse Effect. The Company has not received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any Third Party).

         (e) To the Knowledge of the Company, no Third Party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property except for such infringements, misappropriations or conflicts that do not have a Material Adverse Effect.

         (f) To the Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable and none of the Company Intellectual Property has been misused, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property Rights has been made, is currently outstanding or is threatened, except, in each case, as does not have a Material Adverse Effect.

         Section 4.23. Contracts and Commitments. (a) Except as specifically contemplated by this Agreement and except as set forth on Section 4.23(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

                  (i) any agreement or indenture relating to the borrowing of money (other than intra-company borrowings), except for any such agreement or indenture (A) with an outstanding principal amount not exceeding $50,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01;

                  (ii) any agreement for the purchase by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets requiring annual payments of $100,000 or more that cannot be terminated on not more than 90 days' notice;

                  (iii) any sales, distribution or other similar agreement for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets requiring annual payments of $100,000 or more that cannot be terminated on not more than 90 days' notice;

                  (iv) any agreement relating to the licensing of material Intellectual Property by the Company or any of its Subsidiaries to a Third Party or by a Third Party to the Company or any of its Subsidiaries;

                  (v) any lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $50,000 annually;

                  (vi) any lease or agreement under which it is lessor of or permits any Third Party to hold or operate any material property, real or Personal, owned or controlled by it;

                  (vii) any collective bargaining, union or similar agreement;

                  (viii) any settlement, conciliation or similar agreement pursuant to which outstanding obligations of the Company and/or its Subsidiaries exist amounting to, or in excess of, $25,000;

                  (ix) any contract which prohibits it from freely engaging in its business as presently conducted and as presently proposed to be conducted anywhere in the world; or

                  (x) any other agreement material to the Company, its Subsidiaries or their businesses, not entered into in the ordinary course of business consistent with past practices.

         (b) Except as disclosed on Section 4.23(b) of the Company Disclosure Schedule, (i) no contract or commitment required to be disclosed on Section 4.23(a) of the Company Disclosure Schedule has, to the Knowledge of the Company, been breached or canceled by the other party thereto and (ii) the Company and each of its Subsidiaries have performed all material obligations required to be performed by them in connection with the contracts or commitments required to be disclosed on Section 4.23(a) of the Company Disclosure Schedule and are not in material default under or in material breach of any contract or commitment required to be disclosed on Section 4.23(a) of the Company Disclosure Schedule, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or material breach of a material term or condition thereunder. Each agreement required to be disclosed on Section 4.23(a) of the Company Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect, except to the extent that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 4.24. Real Property. (a) Section 4.24(a) of the Company Disclosure Schedule lists all real property owned by the Company and its Subsidiaries (the "OWNED REAL PROPERTY"). The Company, or its Subsidiaries as the case may be, has good, marketable and insurable title to the Owned Real Property, free and clear of any Lien that would materially interfere with the present use of such property.

         (b) With respect to the Owned Real Property: (i) there are no material leases, subleases, licenses, concessions or other material agreements or arrangements, written or oral, granting to any party or parties the right of use or occupancy of any material portion of the parcel of such Property except in favor of the Company and its Subsidiaries; (ii) there are no outstanding options or rights of first refusal to purchase such Property, or any material portion thereof or material interest therein; and (iii) there are no parties (other than the Company and its Subsidiaries) in possession of a material portion of such Property.

         (c) With respect to the Owned Real Property Leases: (i) to the Company's Knowledge, none of the other parties thereto have exercised any renewal or extension right which materially extends the term of such Owned Real Property Leases; and (ii) to the Company's Knowledge, none of the other parties thereto have exercised any option, right of first refusal or any other unexpired right to purchase or otherwise acquire such Owned Real Property or any material portion thereof or any material interest therein.

         (d) "Owned Real Property Leases" means all leases, licenses or other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a material leasehold estate in, or right to use or occupy, any material Owned Real Property or portion thereof.

         (e) Section 4.24(e) of the Company Disclosure Schedule lists all material real property leased by the Company and its Subsidiaries (such property is referred to herein as the "LEASED PREMISES"). All leases under which the Company and its Subsidiaries lease the Leased Premises (the "REAL PROPERTY LEASES") are, in all material respects, valid, binding and enforceable against the Company and its Subsidiaries and, to the Company's Knowledge, the other parties thereto, in accordance in accordance with their terms; (i) no party thereto is in breach or default under any Real Property Lease; (ii) there are no existing defaults with respect to the Company or any of its Subsidiaries or, to the Company's Knowledge, the other parties thereto or any condition or event with the giving of notice or lapse of time would constitute a default by the Company's or any of its Subsidiaries thereunder; (iii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of such Leased Premises except in favor of the Company; and (iv) there are no parties (other than the Company and its Subsidiaries) in possession of such Leased Premises thereunder, subject only to such exceptions, in each case, as do not have a Material Adverse Effect.

         Section 4.25. Minority Investments. Notwithstanding anything contained to the contrary herein, all of the representations and warranties contained in this Article 4 relating to any Subsidiary of the Company are, to the Knowledge of the Company, true and correct in all respects (as such representations and warranties may be otherwise explicitly qualified in each such representation and warranty) with respect to each Minority Investment as if each Minority Investment was a Subsidiary (it being understood that the Company Disclosure Schedule shall therefore include, to the Knowledge of the Company, all disclosures in respect of each Minority Investment (as if each Minority Investment was a Subsidiary) to make the representations and warranties contained herein true and correct in all respects).

         Section 4.26. Disclaimer of Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER BY THE COMPANY, ANY SUBSIDIARY OF THE COMPANY, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUBSIDIARY, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE COMPANY, ANY SUBSIDIARY OF THE COMPANY, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE FOREGOING.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company that:

         Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and use its properties and assets and to carry on its business as now being conducted. Parent has heretofore made available to the Company true and complete copies of the articles/certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Neither Parent nor Merger Subsidiary is in violation of, or default under, any material provision of its respective articles/certificate of incorporation or bylaws. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with, or as contemplated by, this Agreement.

         Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no material action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of Articles of Merger with respect to the Merger with the Nevada Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and (iv) actions or filings, the failure of which to take or make would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

         Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) result in any violation or breach of any provision of the articles/certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in
Section 5.03, result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any governmental license, franchise, permit or other similar authorization relating to, the assets or business of Parent and its Subsidiaries (it being understood that the consummation by Parent of the transactions contemplated hereby may require the consent of Parent's lenders under Parent's credit agreements; and Parent represents and warrants to the Company that all such consents will be obtained prior to the consummation of such transactions); (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such violations or breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

         Section 5.05. Disclosure Documents. None of the information provided or to be provided by Parent specifically for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to the Company's stockholders and at the time the Company's stockholders vote on approval and adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 5.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

         Section 5.07. Financing. (a) Parent has previously provided to the Company the unaudited consolidated balance sheet as of December 31, 2002 of Parent and its Subsidiaries and the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2003, and the related statements of income and cash flows for the 9-month period then ended (collectively, the "FINANCIAL STATEMENTS"); provided that the financial statements of the consolidated entities were reviewed by Parent's independent auditors. The Financial Statements fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of the Parent and its Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended. Since December 31, 2002 the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, would be reasonably likely to have a Parent Material Adverse Effect.

         (b) Immediately after giving effect to the transactions contemplated by this Agreement, (i) none of Parent or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of Parent and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and their respective debts as they become absolute and matured, (iii) the assets of each of the Parent and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iv) none of Parent or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or its Subsidiaries or the Company or its Subsidiaries.

         (c) Parent (i) at the Closing will have sufficient funds available to pay the aggregate Merger consideration and any expenses incurred by the Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement; (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and
(iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities.

         Section 5.08. Agreements With Shareholders. Except for the Voting Agreement and the Stock Purchase Agreement, true and correct copies of such agreements having been provided to the Company, there are no agreements, arrangements or other understandings, written or oral, between Parent, Merger Subsidiary or any of their Affiliates on the one hand, and any holder of Common Stock, on the other hand, with respect to the voting or transfer of such Common Stock, except that there are nonbinding understandings as to the matters set forth in the exceptions clause of Section 7.05.

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         Section 6.01. Conduct of the Company. Except as set forth in Section
6.01 of the Company Disclosure Schedule or in connection with the transactions contemplated by this Agreement, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct its businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their current business organizations and relationships with Third Parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, other than as set forth in Section 6.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, without Parent's prior written consent:

         (a) amend, adopt or propose any change to its articles of incorporation or bylaws or other comparable charter or organizational documents;

         (b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock (other than to the Company or a wholly owned Subsidiary of the Company), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Common Stock upon the exercise of options to purchase shares of Common Stock outstanding on the date of this Agreement and in accordance with their present terms) or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (c) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other securities or any securities convertible into, or any rights, warrants, options, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, subscriptions or other rights, enter into any commitments, agreements, arrangements or undertakings of any kind to acquire, any securities of the Company (other than (i) the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms or (ii) the granting of options to acquire Common Stock pursuant to any existing contractual obligations shown on Section 4.05(b) of the Company Disclosure Schedule);

         (d) acquire or agree to acquire (i) by merging or consolidating with (or adopting a plan of recapitalization, restructuring or other reorganization), or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, except purchases of assets in the ordinary course of business and except for capital expenditures (which are covered in Section 6.01(g) below);

         (e) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets, except (i) pursuant to existing contracts or commitments and (ii) for sales in the ordinary course of business consistent with past practices;

         (f) (i) incur any Indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practices or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than extensions of credit to customers and advances to employees, in each case in the ordinary course of business consistent with past practices;

         (g) make or agree to make any new capital expenditure or expenditures, except for those (i) the items set forth on Section 6.01(g) of the Company Disclosure Schedule or in the Company's fiscal 2003 operating budget (a copy of which has been provided to Parent) or (ii) not otherwise described in clause (i) which, in the aggregate, do not exceed $250,000;

         (h) except as set forth on Section 6.01(h) of the Company Disclosure Schedule, discharge, settle, assign or satisfy any claims, whether or not pending before a Governmental Authority, in excess of $100,000 in the aggregate, or waive any material benefits of, or agree to modify in any respect materially adverse to the Company, any confidentiality agreements to which the Company or any of its Subsidiaries is a party, other than any such agreement entered into pursuant to Section 6.03(b)(ii) in connection with an Acquisition Proposal;

         (i) except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereunder, in any such case in a manner reasonably likely to have an adverse effect in excess of $25,000 to the Company or any of its Subsidiaries;

         (j) other than with respect to contracts terminable upon no more than 90 days' notice without penalty, enter into any new contract or agreement, or modify, amend, terminate or renew any existing contract or agreement to which the Company or any of its Subsidiaries is a party, other than (i) as otherwise provided in this Section 6.01, (ii) in the ordinary course of business or (iii) if the dollar value of such new contract or agreement, or existing contract or agreement as so amended, modified, terminated or renewed, is or would be less than $50,000;

         (k) fail to maintain all material insurance policies as currently in effect or allow any of such policies to lapse;

         (l) except as required to comply with applicable law or as expressly contemplated by this Agreement, (i) adopt, enter into, terminate or amend any collective bargaining agreement or Employee Plan for the benefit or welfare of any current or former employee, officer or director, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for increases of cash compensation or bonuses to such persons, other than executive officers, reasonably consistent with past practices), (iii) pay any benefit not provided for under any Employee Plan or any other benefit plan or arrangement of the Company, (iv) increase in any manner the severance or termination pay of or obligation to any employee, (v) enter into any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former officer or director or (vi) except as permitted in clause (ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Employee Plans or agreements or awards made thereunder);

        (m) form any direct or indirect subsidiaries of the Company;

        (n) except as required by GAAP, make any change in accounting methods, principles or practices;

        (o) knowingly or willfully take any action that would cause any representation and warranty of the Company hereunder to no longer be true and correct; or

        (p) authorize any of, or agree or commit to do any of, the foregoing actions.

        Section 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable following the clearance of the Company Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and include such recommendation in the Company Proxy Statement; provided that the Board of Directors of the Company may elect not to make, may withdraw or may modify in a manner adverse to Parent such recommendation (including, without limitation, by approving, recommending or endorsing a Superior Proposal) if the Board of Directors of the Company determines in good faith after considering advice from outside counsel, that such action is required to comply with its fiduciary duties under law. Unless the Board of Directors of the Company has withdrawn or modified its recommendation in compliance with this Agreement, the Company shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to (A) the proviso to the second sentence of this Section 6.02 and (B) Section 6.03(b), use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger (the "COMPANY STOCKHOLDER APPROVAL") and (iii) otherwise comply with all legal requirements applicable to such meeting, including establishing a record date (which date shall be as soon as practicable following the date of the SEC's clearance of the Company Proxy Statement). No amendment to the Company Proxy Statement shall be made by the Company without consultation with Parent.

        Section 6.03. No Solicitation; Other Offers. (a) From and after the execution of this Agreement by all of the parties hereto until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 10, neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall instruct its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly, (i) solicit, initiate, encourage or knowingly take any action designed to facilitate, or that could reasonably be expected to lead to, the submission of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its Subsidiaries to, any Third Party that to the Knowledge of the Company is seeking to make, or has made, an Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (subject to the provisions of Section 6.03(b) below), or (iv) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) enter into any agreement with respect to an Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.03(b)(ii)).

        (b) Notwithstanding the foregoing, the Special Committee or the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, in response to an unsolicited, bona fide Acquisition Proposal, from a Third Party which the Special Committee or the Board of Directors of the Company determines in good faith has sufficient financial resources available to it to consummate such a transaction, that the Special Committee of the Company's Board of Directors determines in good faith is reasonably likely to result in a Superior Proposal (provided such Acquisition Proposal is not received in violation of Section 6.03(a)), if the Special Committee or the Company's Board of Directors determines in good faith (after consultation with its financial and legal advisors) that such action is necessary for the Special Committee or the Company's Board of Directors to comply with its fiduciary duties under applicable law, (i) engage in negotiations or discussions with the

Third Party making such Acquisition Proposal, (ii) furnish to such Third Party non public information relating to, and afford access to the business, properties, assets, books and records of, the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement containing terms and conditions at least as restrictive in the aggregate as contained in that certain confidentiality agreement dated as of April 30, 2003 between Snyder Associated Companies, Inc. and the Company, (iii) amend or grant any waiver referred to in
Section 6.03(a)(iv)(A) and/or (iv) enter into a Superior Proposal Agreement in accordance with Section 10.01(d)(ii). Nothing contained herein shall prevent the Board of Directors of the Company from (i) taking any action that any court of competent jurisdiction orders the Company to take, (ii) making with respect to an Acquisition Proposal a "stop look and listen" communication of the nature contemplated in, and otherwise in compliance with, Rule 14d-9(f) under the 1934 Act as a result of receiving an Acquisition Proposal or (iii) with regard to an Acquisition Proposal, complying with Rules 14e-2(a) or 14d-9 under the 1934 Act or making such disclosure to the Company's stockholders as, in the good faith judgment of the Special Committee or the Company's Board of Directors (after consultation with its legal advisors), is necessary for the Company's Board of Directors to comply with its fiduciary duties under applicable law.

        (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the first sentence of Section 6.03(b) or in the proviso to the second sentence of Section 6.02 unless the Company delivers to Parent no later than 24 hours prior to the taking of such action a written notice advising Parent that it will take such action. In addition, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries (other than such components of such businesses, properties or assets that are generally accessible to the public) by any Third Party that to the Knowledge of the Company may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed in all material respects, on a prompt basis, of the status and material details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the execution of this Agreement by all parties hereto with respect to any Acquisition Proposal and request the return or destruction of all information provided to Third Parties pursuant to a confidentiality agreement.

        "SUPERIOR PROPOSAL" means any bona fide, unsolicited written Acquisition Proposal to acquire, directly or indirectly, at least a majority of the outstanding shares of Common Stock or 50% or more of the consolidated assets of the Company and its Subsidiaries and otherwise on terms that the Special Committee or the Board of Directors of the Company determines in good faith by a majority vote (after consultation with a reputable financial advisor), are more favorable and provide greater value to the Company's stockholders than the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Special Committee or the Board of Directors of the Company.

        Section 6.04. Tax Matters. (a) Except as otherwise required by applicable law or with the consent of Parent (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement with a Taxing Authority or settle or compromise any Tax claim, audit or assessment if any such action or omission, considered in the aggregate, would have the effect of materially increasing the Tax liability or reducing any material Tax Asset of the Company or any of its Subsidiaries.

        (b) All transfer, documentary, sales, use, stamp, registration, value added and similar Taxes and fees (including any penalties and interest) imposed upon the Company or any of its Subsidiaries in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company shall join in the execution of any such Tax returns and other documentation.

        Section 6.05. Access to Information. From the date of this Agreement until the Effective Time, subject to applicable law, upon reasonable notice and during normal business hours, the Company shall (i) give to Parent, its officers, employees, counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, employees, contracts, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its officers, employees, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder or any condition to the obligations of the parties hereto.

        Section 6.06. Notices of Certain Events. The Company shall promptly notify Parent in writing of:

        (a) any Material Adverse Effect;

        (b) any change which makes it likely that any representation and warranty set forth in this Agreement regarding the Company or any of its Subsidiaries is not or will not be true at the Closing;

        (c) the occurrence or non occurrence of any event the occurrence or non occurrence of which would be likely to cause any condition to the obligations of Parent to effect the transactions contemplated by this Agreement not to be satisfied;

        (d) the material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of Parent to effect the transactions contemplated by this Agreement not to be satisfied;

        (e) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (f) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

        (g) any actions, suits, claims, investigations or proceedings commenced or, to the Company's Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12, 4.13, 4.16, 4.17, 4.18 or 4.19, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not cure any breach of any representation or warranty or otherwise limit or affect the rights and remedies available to Parent.

        Section 6.07. Disclosure Schedule. On the date of this Agreement, the Company has delivered to Parent a schedule (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule constitutes an integral part of this Agreement. A matter set forth in one item of the Company Disclosure Schedule need not be set forth in any other item of the Company Disclosure Schedule so long as its relevance to the other sections or subsections of the Company Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Company Disclosure Schedule. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Material Adverse Effect" or other similar terms in this Agreement.

                                   ARTICLE 7
                               COVENANTS OF PARENT

         Parent agrees that:

        Section 7.01. Notices of Certain Events. Parent shall promptly notify the Company in writing of:

        (a) any Parent Material Adverse Effect;

        (b) any change which makes it likely that any representation and warranty set forth in this Agreement regarding the Parent or Merger Subsidiary is not or will not be true at the Closing;

        (c) the occurrence or non occurrence of any event the occurrence or non occurrence of which would be likely to cause any condition to the obligations of the Company to effect the transactions contemplated by this Agreement not to be satisfied;

        (d) the material failure of Parent or Merger Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of the Company to effect the transactions contemplated by this Agreement not to be satisfied;

        (e) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (f) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

        (g) any actions, suits, claims, investigations or proceedings commenced or, to Parent's knowledge, threatened against, relating to or involving or otherwise affecting Parent or Merger Subsidiary that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 7.01 shall not cure any breach of any representation or warranty or otherwise limit or affect the rights and remedies available to Company.

        Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 7.03. Voting of Shares. Parent shall vote all shares of Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Common Stockholder Meeting.

        Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

        (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless any Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "INDEMNIFIED PERSON") to the fullest extent permitted by applicable law and under the Company's articles of incorporation and bylaws in effect on the date hereof, from and against, and defend any Indemnified Person from and reimburse any Indemnified Person for, any and all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), fines, liabilities and judgments and amounts that are paid in settlement arising out of or in connection with any claim, action, suit, proceeding or investigation (A) to the extent based on, or arising out of, the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time or (B) to the extent based on, or arising out of, or pertaining to, this Agreement or the transactions contemplated hereby. The Surviving Corporation will, and Parent will cause the Surviving Corporation to, promptly advance all documented, reasonable out of pocket expenses (including reasonable attorneys' fees) of each Indemnified Person in connection with any such claim, action, suit, investigation or proceeding with respect to which such Indemnified Person is seeking indemnification hereunder as such reasonable out of pocket expenses are incurred (subject to having received an undertaking from such

Indemnified Person to reimburse such expenses if it is subsequently determined that the Indemnified Person is not entitled to indemnification under applicable law).

         Upon receipt by an Indemnified Person of actual notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought pursuant to this Section 7.04(a), such Indemnified Person shall promptly notify the Surviving Corporation with respect thereto. In addition, an Indemnified Person shall promptly notify the Surviving Corporation after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person. In any event, failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation or Parent from any liability which the Surviving Corporation or Parent may have on account of this indemnity or otherwise, except to the extent the Surviving Corporation or Parent shall have been materially prejudiced by such failure. The Surviving Corporation may, at its election, and, if requested by an Indemnified Person, shall, assume the defense of and control any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Surviving Corporation shall not be liable for the fees and expenses of any other counsel retained by an Indemnified Person in connection with such litigation or proceeding. The Indemnified Person may assume the defense of and control any such litigation or proceeding in the event that the Surviving Corporation is not in good faith pursuing the defense of such matter. In any such litigation or proceeding the defense of which the Surviving Corporation shall have so assumed and be pursuing in good faith, any Indemnified Person shall have the right to participate in (but not control) such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Surviving Corporation and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Surviving Corporation and such Indemnified Person and representation of both parties by the same counsel would, in the good faith opinion of counsel to the Surviving Corporation, be inappropriate due to actual or potential differing interests between the Surviving Corporation and such Indemnified Person. In any litigation or proceeding of which the Surviving Corporation shall have assumed the defense, the Surviving Corporation shall not settle such matter without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) and no Indemnified Person shall be required to agree to settle such matter unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability arising out of or in connection with such matter, (y) does not include any admission of fault, culpability or a failure to act by, or on behalf of, such Indemnified Person or payment of any money by such Indemnified Person and (z) does not result in the imposition against such Indemnified Person of injunctive or other equitable relief. The Surviving Corporation shall not be liable for any settlement of any litigation or proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Surviving Corporation agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment.

        (b) For six years after the Effective Time, Parent or the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability policy (the "COMPANY POLICY") or provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company Policy (a copy of which has been heretofore delivered to Parent) on terms, with respect to coverage and amount, no less favorable than those of the Company Policy in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.04.

        (d) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights to indemnification and exculpation of personal liability that such Person may have under the articles of incorporation or bylaws of the Company or the articles/certificate of incorporation or bylaws of any of its Subsidiaries, or under any applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

        Section 7.05. Agreements With Shareholders. From the date hereof until the Effective Time, Parent shall not, and shall cause its Affiliates and Merger Subsidiary not to, (i) enter into any agreement, arrangement or understanding, written or oral, with any holder of Common Stock with respect to the voting or transfer of such Common Stock, other than the Voting Agreement and the Stock Purchase Agreement or (ii) modify or amend the Voting Agreement or the Stock Purchase Agreement, except Merger Subsidiary and its Affiliates may enter into agreements with Dennis Zensen, members of management and Virgil Jurgensmeyer pursuant to which Dennis Zensen, members of management and Virgil Jurgensmeyer agree to transfer to Merger Subsidiary all or a portion of the shares owned by such persons at a price that is equal to or higher than is being paid by all other investors in the Surviving Corporation.

                                   ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

        The parties hereto agree that:

        Section 8.01. Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, Company and Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection with this Agreement or the transactions contemplated hereby and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purpose of, this Agreement.

        (b) In furtherance and not in limitation of the foregoing, each of Parent and Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR

Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        (c) Prior to making any application to or filing with a Governmental Authority or other entity in connection with this Agreement (other than the Notification and Report Form pursuant to the HSR Act ), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

        Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement.

        Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association (in which case the party proposing to issue such press release or make such public statement shall use its reasonable efforts to consult in good faith with the other party before issuing such press release or making any such public statement), shall not issue any such press release or make any such other public statement without the consent of the other party (which consent shall not be unreasonably withheld or delayed).

        Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 8.05. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information was (i) previously known on a nonconfidential basis by such party from a source other than the other party or its Subsidiaries or their advisors, provided that to such party's knowledge such source was not prohibited from disclosing such information to such party by a contractual, legal or fiduciary obligation to the other party or its Subsidiaries or their advisors, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party on a non-confidential basis from sources other than the other party or its Subsidiaries or their advisors, provided that to such party's knowledge, after due inquiry, such source is not prohibited from disclosing such information to such party by a contractual, legal or fiduciary obligation to the other party or its Subsidiaries or their advisors; provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Notwithstanding any other provision of this Agreement, each of Parent and the Company may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information, except as otherwise required by applicable securities laws). Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on Parent's or the Company's ability to consult any tax adviser, whether or not independent from Parent, Company or their respective Affiliates, regarding the tax treatment or tax structure of the transactions contemplated by this Agreement. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company shall, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

        Section 8.06. Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of anti takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Subsidiary and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

        Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of the following conditions:

        (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the NRS;

        (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall be in effect prohibiting, restricting, or preventing the consummation of the Merger;

        (c) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated; and

        (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Merger, the failure to obtain which have a Material Adverse Effect or would have a Parent Material Adverse Effect, shall have been taken, made or obtained.

        Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of the following further conditions:

        (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (b) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as do not in the aggregate have a Material Adverse Effect;

        (c) since June 30, 2003, there shall not have been any change, circumstance or event which constitutes or has resulted in a Material Adverse Effect (either individually or in the aggregate);

        (d) there shall not be pending any suit, action or proceeding by any Governmental Authority (i) seeking to place limitations on the ownership of shares of Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Merger Subsidiary or seeking to obtain from the Company, Parent or Merger Subsidiary any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, the Subsidiaries of the Company or Parent of any material portion of any business or of any assets of the Company, the Subsidiaries of the Company or Parent, or to compel the Company, the Subsidiaries of the Company or Parent to dispose of or hold separate any material portion of any business or of any assets of the Company, the Subsidiaries of the Company or Parent, as a result of the Merger or (iii) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries; and

        (e) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the conditions specified in Sections 9.02(a), 9.02(b) and 9.02(c).

        (f) No Takeover Statute, including any such statute contemplated by
Section 8.06 hereof shall apply to or be triggered by the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby.

        Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of the following further conditions:

        (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (b) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect; and

        (c) the Company shall have received a certificate signed by an executive officer of Parent and Merger Subsidiary certifying as to the fulfillment of the conditions specified in Section 9.03(a) and Section 9.03(b).

                                   ARTICLE 10
                                   TERMINATION

        Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

        (a) by mutual written agreement of the Company, Parent and Merger Subsidiary;

        (b) by either the Company or Parent, if:

                (i) the Merger has not been consummated on or before May 1, 2004 (the "END DATE"); provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose willful or intentional breach of this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                (ii) (A) there shall be any United States law or regulation in effect that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company, Merger Subsidiary or Parent from consummating the Merger is entered, and such judgment, injunction, order or decree shall have become final and nonappealable; or

                (iii) this Agreement shall not have been approved and adopted in accordance with the NRS by the Company's stockholders at the Company Stockholder Meeting (or any postponement or adjournment thereof) by reason of the failure to obtain the required vote of the Company's stockholders;

        (c) by Parent, if:

                (i) at any time prior to the adoption and approval of this Agreement by the Company's stockholders, the Board of Directors of the

        Company or the Special Committee shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation (including, without limitation, by approving, recommending or endorsing an Acquisition Proposal) of this Agreement or the Merger; or failed to reconfirm its recommendation within five Business Days after a written request to do so (it being understood that only two such requests may be made) or the Board of Directors of the Company or the Special Committee shall have resolved to take any of the foregoing actions;

                (ii) the Company Stockholder Meeting is not held within 30 Business Days following the clearance of the Company Proxy Statement by the SEC or if the Company Stockholder Meeting is canceled, adjourned or delayed except as expressly contemplated by this Agreement or agreed to by Parent in writing; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this clause (ii) if such failure to hold, cancellation, adjournment or delay of the Company Stockholder Meeting results, directly or indirectly, from an injunction, judgment, order or other obligation imposed by a Governmental Authority;

                (iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) and Section 9.02(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

                (iv) (A) the Special Committee or the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (a "SUPERIOR PROPOSAL AGREEMENT"), and the Company notifies Parent, in writing and at least three Business Days prior to such termination, of its intention to enter into such a Superior Proposal Agreement (which notice shall include a description of all material terms and conditions thereof); and (B) Parent does not make, within two Business Days of receipt of the Company's written notification of its intention to enter into such a Superior Proposal Agreement, an offer to enter into an amendment to this Agreement such that the Special Committee or the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal. The Company agrees to notify Parent promptly if its intention to enter into a Superior Proposal Agreement referred to in its notification shall change at any time after giving such notification.

        (d) by the Company, if:

                (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) and Section 9.03(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

                (ii) (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a Superior Proposal Agreement and the Company notifies Parent, in writing and at least three Business Days prior to such termination of its intention to enter into such a Superior Proposal Agreement (which notice shall include a description of all material terms and conditions thereof); (B) Parent does not make, within two Business Days of receipt of the Company's written notification of its intention to enter into such a Superior Proposal Agreement, an offer to enter into an amendment to this Agreement such that the Special Committee or the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal; and (C) the Company substantially simultaneously with such termination pursuant to this clause 10.01(d)(ii) pays to Parent in immediately available funds the amounts required to be paid pursuant to Section 11.04(b). The Company agrees to notify Parent promptly if its intention to enter into a Superior Proposal Agreement referred to in its notification shall change at any time after giving such notification.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

        Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that nothing contained in this Section 10.02 shall relieve any party from any liability for any willful or intentional breach of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach. Notwithstanding the foregoing, the provisions of this Section 10.02 and Sections 8.05, 11.04, 11.06,
11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                  MISCELLANEOUS

        Section 11.01. Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Parent or Merger Subsidiary, to:

                  Snyder Associated Companies, Inc.
                  P.O. Box 1022
                  Kittanning, PA 16201
                  Attention:         Mark A. Snyder
                  Facsimile No.:     (724) 545-2989

         with a copy to:

                  Cohen & Grigsby, P.C.
                  11 Stanwix Street, 15th Floor
                  Pittsburgh, PA 15222
                  Attention:         Charles C. Cohen
                  Facsimile No.:     (412) 209-0672

         if to the Company, to:

                  Sylvan Inc.
                  330 Main Street, P.O. Box 249
                  Saxonburg, PA
                  Attention:         Dennis Zensen
                  Facsimile No.:     (724) 352-7550

         with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Attention:         Leonard Kreynin
                  Facsimile No.:     (212) 450-3800

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of receipt if sent by facsimile or personal delivery, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid.

        Section 11.02. Survival of Representations and Warranties and Covenants.
(a) The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

        (b) Notwithstanding anything to the contrary contained in Section 11.02(a) above, the covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time in accordance with their respective terms.

        Section 11.03. Amendments or Supplements and Waivers. (a) Subject to applicable law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, with respect to any of the terms contained in this Agreement; provided, however, that following the Company Stockholder Approval there shall be made no amendment that by law requires further approval of the stockholders of the Company without the further approval by such stockholders. Subject to applicable law, any provision of this Agreement may be waived prior to the Effective Time if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

        (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds) a fee equal to $2,000,000 plus all documented, out of pocket expenses reasonably incurred by Parent, Merger Subsidiary and their Affiliates in connection with this Agreement and the Merger in an amount not to exceed $500,000 (the "EXPENSE REIMBURSEMENT"), (i) if pursuant to (x) or (z) below within two Business Days of the occurrence of such Payment Event or (ii), if pursuant to (y) below, substantially simultaneously with the occurrence of such Payment Event.

        "PAYMENT EVENT" means (x) the termination of this Agreement pursuant to
Section 10.01(c)(i) or Section 10.01(c)(ii), (y) the termination of this Agreement pursuant to Section 10.01(c)(iv) or Section 10.01(d)(ii) or (z) the consummation of any of the transactions described in clauses (A) through (D) of this definition within 12 months of the termination of this Agreement pursuant to Section 10.01(b)(iii) if prior to the Company Stockholder Meeting, there shall have been made a bona fide Acquisition Proposal pursuant to which stockholders of the Company would receive cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders after such event, in excess of $12.25 per share of Common Stock and which bona fide Acquisition Proposal shall have been publicly announced and outstanding at the time of the Company Stockholder Meeting: (A) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (B) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Common Stock; or (D) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole, provided that no Payment Event shall be considered to have occurred as described in this clause (z) unless in connection with the transaction described in clauses (A), (B), (C) or (D) the stockholders of the Company shall have received, within 12 months of such termination of this Agreement, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders after such event, in excess of $12.25 per share of Common Stock.

        (c) In the event that this Agreement is terminated pursuant to Section 10.01(b)(iii), Parent shall be entitled to receive the Expense Reimbursement (by wire transfer of immediately available funds) from the Company within two Business Days after such termination.

        (d) Parent and Merger Subsidiary agree that the payments set forth in Sections 11.04(b) and 11.04(c) to the extent that such payment is payable and is actually paid, shall be the sole and exclusive remedy of Parent and Merger Subsidiary upon a termination of this Agreement pursuant to Sections 10.01(b)(iii), 10.01(c)(i), 10.01(c)(ii), 10.01(c)(iv) or 10.01(d)(ii) and such remedy shall be limited to the sum stipulated in Sections 11.04(b) and 11.04(c), regardless of the circumstances giving rise to such termination. The Company acknowledges that the agreements contained in Sections 11.04(b) and 11.04(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

Accordingly, if the Company fails promptly to pay the amounts due pursuant to Sections 11.04(b) and 11.04(c), as the case may be, the Company shall pay to Parent interest on the amounts set forth in Sections 11.04(b) and 11.04(c), as the case may be, at the prime rate of Bank One, N.A. in effect on the date such payment was required to be made.

        Section 11.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

        (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder.

        Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except to the extent the NRS or PaBCL is applicable thereto.

        Section 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

        Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO

TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

        Section 11.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

        Section 11.11. Captions. The captions and table of contents herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 11.13. Enforcement of Agreement. The parties hereto agree that money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

        Section 11.14. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                                     * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                SYLVAN INC.


                                By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                SNYDER ASSOCIATED
                                COMPANIES, INC.


                                By:
                                       -----------------------------------
                                       Name:
                                       Title:



                                SAC HOLDING CO.

                                By:
                                       -----------------------------------
                                       Name:
                                       Title: